Exhibit 3.1

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

ARTICLES SUPPLEMENTARY

Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified 32,000,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation as shares of Series T Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

1.            Designation and Number. A series of Preferred Shares, designated the Series T Redeemable Preferred Stock (the “Series T Preferred Stock”), is hereby established. The number of authorized shares of Series T Preferred Stock shall be 32,000,000.

2.            Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)          “CFFO” means the Corporation’s Core Funds from Operations, as set forth in the Corporation’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable and including any amendment thereof, filed during the most recent quarter (the “Current Filing”); provided that such amount is calculated in a manner substantially consistent with the manner in which CFFO was calculated in the Corporation’s Quarterly Report on Form 10-Q filed for the third quarter of 2019 or in a manner otherwise calculated in accordance with commonly accepted industry practices at the time of the Current Filing (the “CFFO Calculation Standard”). Notwithstanding the foregoing, if the Corporation does not report CFFO in a Current Filing, either in response to industry practice or as required by the Securities and Exchange Commission or other regulatory body, CFFO for such applicable period will be calculated in a manner consistent with the manner in which CFFO was calculated in the last periodic filing in which CFFO was (a) included and (b) calculated in a manner consistent with the CFFO Calculation Standard.

(b)          A “Change of Control” is when, after the original issuance of the Series T Preferred Stock, any of the following has occurred and is continuing:

(i)             a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all outstanding shares of Voting Stock (as defined below) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to involve a Change of Control if (A) the Corporation becomes a direct or indirect wholly owned subsidiary of a holding company and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Corporation immediately prior to that transaction;

(ii)           consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Class A Common Stock will be converted into cash, securities or other property, (1) other than any such transaction where the Class A Common Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the common stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction and (2) expressly excluding any such transaction preceded by the Corporation’s acquisition of the capital stock of another company for cash, securities or other property, whether directly or indirectly through one of our subsidiaries; or

(iii)          Continuing Directors (as defined below) cease to constitute at least a majority of the Board.

(c)          “Continuing Director” shall mean a director who either was a member of the Board on November 13, 2019 or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the stockholders of the Corporation was duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.

(d)          “Dividend Coverage Ratio” shall mean the quotient of (i) CFFO and further adjusted to add back the expense of all dividends on Preferred Shares, for the two most recent quarters, plus the sum of: (A) the product of (1)(i) unrestricted cash on the Corporation’s balance sheet as reflected in the Current Filing, minus (ii) an amount equal to the greater of $5,000,000 or 5.0% of the amount in subclause (i) (provided, if such calculation would cause the amount to be negative, it will instead be equal to zero), multiplied by (2) a 5.0% annualized rate of return over such quarterly period, and (B) the product of (1)(i) unrestricted cash on the Corporation’s balance sheet as reflected in the Corporation’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, filed immediately preceding the Current Filing, minus (ii) an amount equal to the greater of $5,000,000 or 5.0% of the amount in subclause (i) (provided, if such calculation would cause the amount to be negative, it will instead be equal to zero), multiplied by (2) a 5.0% annualized rate of return over such quarterly period, divided by (ii) the amount of dividends required to be paid to the holders of Series T Preferred Stock, Parity Preferred Stock (as defined herein) or Senior Stock (as defined herein) for such quarters without any breach, default or deferral with respect to any such dividends.

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(e)          “NYSE American” shall mean the NYSE American stock exchange or any successor exchange or automated quotation service upon which the Class A Common Stock is listed.

(f)          “Stated Value” shall mean $25.00, subject to appropriate adjustment in relation to any recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or other similar events which affect the Series T Preferred Stock.

(g)          “Trading Day” shall mean, (i) if the Class A Common Stock is listed or admitted to trading on the NYSE American, a day on which the NYSE American is open for the transaction of business, (ii) if the Class A Common Stock is not listed or admitted to trading on the NYSE American but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Class A Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h)          “Voting Stock” shall mean common equity that is entitled to vote generally in the election of directors.

3.            Rank. The Series T Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, will rank (a) senior to all classes or series of Common Shares and to any other class or series of capital stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series T Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Shares, the “Junior Stock”); (b) on parity with any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on parity with the Series T Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Parity Preferred Stock”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series T Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Stock”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities.

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4.            Dividends.

(a)          Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series T Preferred Stock with respect to priority of dividend payments, holders of shares of the Series T Preferred Stock are entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, the following dividends:

(i)            From the date of original issuance of each share of Series T Preferred Stock (the “Original Issue Date”), the Corporation shall pay cumulative cash dividends on such share of Series T Preferred Stock at the rate of 6.15% per annum of the Stated Value (each, a “Cash Dividend”). The initial Cash Dividend on each share of Series T Preferred Stock shall accrue and be cumulative from (and including) the Original Issue Date of such share of Series T Preferred Stock. Each subsequent Cash Dividend shall accrue and be cumulative from (and including) the end of the most recent Cash Dividend Period (as defined below) for which a Cash Dividend has been paid on each such share of Series T Preferred Stock. Cash Dividends shall be payable monthly in arrears on the fifth day of each month or, if such date is not a Business Day (as defined below), on the immediately preceding Business Day, with the same force and effect as if paid on such date (each, a “Cash Dividend Payment Date”), provided, however, that any such Cash Dividend may vary among holders of Series T Preferred Stock and may be prorated with respect to any shares of Series T Preferred Stock that were outstanding less than the total number of days in the Cash Dividend Period immediately preceding the applicable Cash Dividend Payment Date, with the amount of any such prorated dividend being computed on the basis of the actual number of days in such Cash Dividend Period during which such shares of Series T Preferred Stock were outstanding. A “Cash Dividend Period” is the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Cash Dividend Period (other than the initial Cash Dividend Period and the Cash Dividend Period during which any shares of Series T Preferred Stock shall be redeemed or otherwise acquired by the Corporation). Cash Dividends will be payable to holders of record of the Series T Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 25th day of the month preceding the applicable Cash Dividend Payment Date or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Cash Dividend Record Date”).

(ii)           For each of the first five years from and including the year of original issuance of each share of Series T Preferred Stock and beginning in the year 2020, the Corporation shall pay annual stock dividends (each, an “Annual Stock Dividend”) on such share of Series T Preferred Stock at the rate of 0.2% per annum of the Stated Value, payable in shares of Series T Preferred Stock on the 29th day of December or, if such date is not a Business Day, on the immediately preceding Business Day, with the same force and effect as if paid on such date (each, an “Annual Stock Dividend Payment Date”). The initial Annual Stock Dividend payable on each share of Series T Preferred Stock shall accrue and be cumulative on a monthly basis, from and including the later of (A) January 2020 or (B) the month of original issuance of such share of Series T Preferred Stock. Each subsequent Annual Stock Dividend shall accrue and be cumulative on a monthly basis, from the end of the most recent Annual Stock Dividend Period (as defined below) for which Annual Stock Dividends on the Series T Preferred Stock have been paid. Any such Annual Stock Dividend may vary among holders of Series T Preferred Stock and may be prorated with respect to any shares of Series T Preferred Stock that were outstanding less than the total number of months in the Annual Stock Dividend Period to which the applicable Annual Stock Dividend Payment Date relates, with the amount of any such prorated dividend being computed on the basis of the actual number of months in such Annual Stock Dividend Period during which such shares of Series T Preferred Stock were at any time outstanding. An “Annual Stock Dividend Period” is the respective period commencing on and including the first day of each year and ending on the last day of each such year (other than the initial Annual Stock Dividend Period). Annual Stock Dividends will be payable to holders of record of the Series T Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 24th day of December, or, if such date is not a Business Day, on the immediately preceding Business Day (each, an “Annual Stock Dividend Record Date”).

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(iii)          The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any dividend payable on the Series T Preferred Stock for any Cash Dividend Period or Annual Stock Dividend Period (each, hereinafter, a “Dividend Period”) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)           No dividends on shares of Series T Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding the foregoing Section 4(b), dividends on the Series T Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board or declared by the Corporation. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series T Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series T Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series T Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series T Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series T Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d)           Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series T Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods that have ended, no dividends (other than dividends or other distributions in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Preferred Stock, nor shall any shares of Junior Stock or Parity Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock).

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(e)           Notwithstanding anything to the contrary set forth above, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Preferred Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Preferred Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

5.            Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series T Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid cash dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series T Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series T Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series T Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series T Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series T Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series T Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a consolidation or merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

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In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series T Preferred Stock.

6.            Redemption at Option of Holders.

(a)          Each holder of shares of Series T Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series T Preferred Stock at a redemption price per share of Series T Preferred Stock (the “Holder Redemption Price”) equal to the Stated Value, minus the Redemption Fee, plus an amount equal to all accrued but unpaid cash dividends, if any, to and including the date fixed for redemption (the “Holder Redemption Date”); provided that shares of Series T Preferred Stock acquired by the holder pursuant to the Corporation’s dividend reinvestment plan for shares of Series T Preferred Stock (the “Series T DRIP”) shall not be subject to a Redemption Fee. The Redemption Fee shall be an amount equal to (i) 12.0% of the Stated Value beginning on the Original Issue Date of the shares of Series T Preferred Stock to be redeemed; (ii) 9.0% of the Stated Value beginning one year after the Original Issue Date of the shares of Series T Preferred Stock to be redeemed; (iii) 6.0% of the Stated Value beginning two years after the Original Issue Date of the shares of Series T Preferred Stock to be redeemed; (iv) 3.0% of the Stated Value beginning three years after the Original Issue Date of the shares of Series T Preferred Stock to be redeemed; and (v) 0% of the Stated Value beginning four years after the Original Issue Date of the shares of Series T Preferred Stock to be redeemed (the “Redemption Fee”). For purposes of this Section 6, when the shares of Series T Preferred Stock to be redeemed were acquired by the holder thereof pursuant to an Annual Stock Dividend (such shares, the “ASTSD Shares”), the Original Issue Date of such ASTSD Shares shall be deemed to be the same as the Original Issue Date of the underlying shares of Series T Preferred Stock pursuant to which such ASTSD Shares are directly or indirectly attributable (such shares, the “ASTSD Underlying Series T Shares”), and such ASTSD Shares shall be subject to the same Redemption Fee to which such ASTSD Underlying Series T Shares would be subject if submitted for simultaneous redemption.

(b)          The Corporation has the right, in its sole discretion, to pay the Holder Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated based on the closing price per share of the Class A Common Stock for the single Trading Day prior to the Holder Redemption Date.

(c)          Redemption of the Series T Preferred Stock shall be made at the option of the holder thereof, upon:

(i)           delivery to the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”) by such holder of a duly completed notice (the “Holder Redemption Notice”) in compliance with the required procedures including those of the Corporation’s transfer agent and of The Depository Trust Company (“DTC”) for tendering interests in global certificates (the “Stated Transfer Procedures”), and specifying the number of shares of Series T Preferred Stock to be redeemed that are held by such holder as of the date of such Holder Redemption Notice, prior to the close of business on the Business Day immediately preceding the Holder Redemption Date; and

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(ii)       transfer of the Series T Preferred Stock in compliance with the Stated Transfer Procedures, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.

(d)          Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, the Corporation must deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Holder Redemption Price of all the shares of Series T Preferred Stock that are to be redeemed in cash as of the Holder Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Holder Redemption Price of the Series T Preferred Stock for which a Holder Redemption Notice has been tendered, then as of such Holder Redemption Date, (i) such shares of Series T Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not transfer of such shares of Series T Preferred Stock is made) and (ii) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Class A Common Stock, as applicable, upon transfer of such shares of Series T Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series T Preferred Stock that the Corporation has elected to redeem in cash as of the Holder Redemption Date, then, following the Holder Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(e)          Notwithstanding any provision of this Section 6, no redemptions of shares of Series T Preferred Stock shall be made by the Corporation if such redemption shall be restricted or prohibited by law. Further, no redemptions of shares of Series T Preferred Stock shall be made by the Corporation in cash at such time as the terms and provisions of any agreement of the Corporation prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder.

7.            Optional Redemption by the Corporation.

(a)          Beginning on the second anniversary of each Original Issue Date of shares of Series T Preferred Stock, such shares of Series T Preferred Stock shall be redeemable by the Corporation, at the Corporation’s option, in whole or in part, at any time or from time to time (the “Corporation Redemption Right”), at a redemption price per share of Series T Preferred Stock (the “Corporation Redemption Price”) equal to the Stated Value plus an amount equal to any accrued but unpaid cash dividends, if any, to and including the date fixed for redemption (the “Corporation Redemption Date”). For purposes of this Section 7, when the shares of Series T Preferred Stock to be redeemed were acquired by the holder thereof pursuant to either (i) the Series T DRIP or (ii) an Annual Stock Dividend (such shares, “DRIP/ASTSD Shares”), the Original Issue Date of such DRIP/ASTSD Shares shall be deemed to be the same as the Original Issue Date of the underlying shares of Series T Preferred Stock pursuant to which such DRIP/ASTSD Shares are directly or indirectly attributable (such shares, “DRIP/ASTSD Underlying Series T Shares”), and such DRIP/ASTSD Shares shall be subject to optional redemption by the Corporation on the same date as the DRIP/ASTSD Underlying Series T Shares.

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(b)          If fewer than all of the outstanding shares of Series T Preferred Stock issued on such Original Issue Date are to be redeemed, the shares of Series T Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the Series T Ownership Limit (as defined in Section 10 below). If redemption is to be by lot and, as a result, any holder of shares of Series T Preferred Stock, other than a holder of shares of Series T Preferred Stock that has received an exemption from the Series T Ownership Limit, would have actual ownership or Constructive Ownership of more than 9.8% of the issued and outstanding shares of Series T Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series T Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series T Preferred Stock of such holder such that no holder will own Series T Preferred Stock in excess of the Series T Ownership Limit, subsequent to such redemption. Holders of Series T Preferred Stock to be redeemed shall surrender such Series T Preferred Stock at the place, or in accordance with the procedures, designated in such notice and shall be entitled to the Corporation Redemption Price payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series T Preferred Stock has been given (in the case of a redemption of the Series T Preferred Stock other than to preserve the qualification of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series T Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the Corporation Redemption Price, then from and after the Corporation Redemption Date, dividends shall cease to accrue on such shares of Series T Preferred Stock, such shares of Series T Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series T Preferred Stock shall terminate, except the right to receive the Corporation Redemption Price in cash or in shares of Class A Common Stock, as applicable, upon transfer of such shares of Series T Preferred Stock. The Corporation has the right, in its sole discretion, to pay the Corporation Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated based on the closing price per share of the Class A Common Stock for the single Trading Day prior to the Corporation Redemption Date.

(c)          Unless full cumulative dividends on the Series T Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series T Preferred Stock shall be redeemed pursuant to the Corporation Redemption Right unless all outstanding shares of Series T Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series T Preferred Stock or any class or series of Junior Stock or Parity Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to ensure that the Corporation meets the requirements for qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series T Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series T Preferred Stock).

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(d)          Notice of redemption pursuant to the Corporation Redemption Right shall be mailed by the Corporation, postage prepaid, no less than seven (7) days prior to the Corporation Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series T Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series T Preferred Stock except as to the holder to whom such notice was defective or not given; provided that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series T Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the Corporation Redemption Date; (ii) the Corporation Redemption Price; (iii) the CUSIP number(s) of the shares of Series T Preferred Stock to be redeemed; (iv) the Stated Transfer Procedures for transfer of shares of Series T Preferred Stock for payment of the Corporation Redemption Price; (v) that dividends on the shares of Series T Preferred Stock to be redeemed will cease to accrue on the Corporation Redemption Date; and (vi) that payment of the Corporation Redemption Price will be made upon transfer of such Series T Preferred Stock in compliance with Stated Transfer Procedures. If fewer than all of the shares of Series T Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series T Preferred Stock held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Corporation shall not be required to provide notice to the holder of Series T Preferred Stock in the event such holder’s Series T Preferred Stock is redeemed in order for the Corporation to qualify or to maintain the Corporation’s status as a REIT.

(e)           If a Corporation Redemption Date falls after a Cash Dividend Record Date or an Annual Stock Dividend Record Date (each, hereinafter, a “Dividend Record Date”), and on or prior to the corresponding Cash Dividend Payment Date or Annual Stock Dividend Payment Date (each, hereinafter, a “Dividend Payment Date”), each holder of Series T Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series T Preferred Stock that surrenders its shares on the Corporation Redemption Date shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the Corporation Redemption Date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series T Preferred Stock for which a notice of redemption pursuant to the Corporation Redemption Right has been given.

8.            Optional Redemption Following Death of a Holder.

(a)          Subject to Section 8(c), beginning on the Original Issue Date of the applicable shares of Series T Preferred Stock and ending on the fifth anniversary of such Original Issue Date, the Corporation shall redeem shares of Series T Preferred Stock held by a natural person upon his or her death (a “Deceased Holder”), including shares held through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, at the written request of such Deceased Holder’s estate, the recipient of such shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust, which written request must be received by the Corporation within one (1) year after the death of the Deceased Holder. If spouses are joint registered holders of shares of Series T Preferred Stock, the written request to redeem such shares may be made upon the death of either spouse. If the holder of the applicable shares of Series T Preferred Stock is not a natural person, such as a trust (other than a revocable grantor trust) or a partnership, corporation or similar legal entity, the right of redemption upon death hereunder shall be subject to the approval of the Corporation in its sole discretion. Shares of Series T Preferred Stock redeemed pursuant to this Section 8 shall be redeemed at a redemption price per share of Series T Preferred Stock (the “Estate Redemption Price”) equal to the Stated Value, plus an amount equal to all accrued but unpaid cash dividends, if any, to and including the Redemption Date, less all dividends previously paid to such Deceased Holder or the Deceased Holder’s estate. For purposes of this Section 8, when the shares of Series T Preferred Stock to be redeemed upon written request as described above were DRIP/ASTSD Shares, the Original Issue Date of such DRIP/ASTSD Shares shall be deemed to be the same as the Original Issue Date of the DRIP/ASTSD Underlying Series T Shares.

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(b)          The Corporation has the right, in its sole discretion, to pay the Estate Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated on the closing price per share of the Class A Common Stock for the single Trading Day prior to the Redemption Date.

(c)          Notwithstanding any provision of this Section 8, no redemptions of shares of Series T Preferred Stock shall be made by the Corporation if such redemption shall be restricted or prohibited by law. Further, no redemptions of shares of Series T Preferred Stock shall be made by the Corporation in cash at such time as the terms and provisions of any agreement of the Corporation prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder.

9.            Mandatory Redemption by Corporation Upon a Change of Control.

(a)          If a Change of Control occurs at any time the Series T Preferred Stock is outstanding, the Corporation shall redeem for cash all shares of Series T Preferred Stock issued and outstanding, on a date (the “Change of Control Redemption Date”) specified by the Corporation that can be no later than 60 calendar days after the first date on which such Change of Control occurred, at a redemption price equal to 100% of the Stated Value per share, plus an amount equal to all accrued but unpaid cash dividends thereon (whether or not authorized or declared) to and including the Change of Control Redemption Date (such price, the “Change of Control Redemption Price”); provided, however, if the assets of the Corporation legally available for redemption of the Series T Preferred Stock pursuant to this Section 9 are insufficient to pay in full the Change of Control Redemption Price for all issued and outstanding shares of Series T Preferred Stock, then such portion of the Change of Control Redemption Price as would not be legally available shall be paid in shares of Class A Common Stock to holders of Series T Preferred Stock on a pro rata basis, based on the closing price per share of the Class A Common Stock for the single Trading Day prior to the Change of Control Redemption Date.

(b)         Notice of redemption pursuant to a Change of Control (the “Change of Control Redemption Notice”) shall be mailed by the Corporation, postage prepaid, no fewer than 15 days nor more than 30 days prior to the Change of Control Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series T Preferred Stock at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series T Preferred Stock except as to the holder to whom such notice was defective or not given; provided, that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series T Preferred Stock may be listed or admitted to trading, each Change of Control Redemption Notice shall state: (i) the Change of Control Redemption Date; (ii) the Change of Control Redemption Price; (iii) the number of shares of Series T Preferred Stock to be redeemed; (iv) the Stated Transfer Procedures for transfer of shares of Series T Preferred Stock for payment of the Change of Control Redemption Price; (v) that dividends on the shares of Series T Preferred Stock to be redeemed will cease to accrue on the Change of Control Redemption Date; (vi) that payment of the Change of Control Redemption Price will be made upon transfer of such Series T Preferred Stock in compliance with Stated Transfer Procedures; and (vii) that the Series T Preferred Stock is being redeemed pursuant to the Corporation’s mandatory redemption in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control.

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(c)          If (i) a Change of Control Redemption Notice has been given, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series T Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the Change of Control Redemption Price, then from and after the Change of Control Redemption Date, dividends shall cease to accrue on such shares of Series T Preferred Stock, such shares of Series T Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series T Preferred Stock shall terminate, except the right to receive the Change of Control Redemption Price in cash, without interest, or, as provided in Section 9(a) above, in shares of Class A Common Stock, as applicable, upon transfer of such shares of Series T Preferred Stock.

(d)          If a Change of Control Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series T Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series T Preferred Stock that surrenders its shares on the Change of Control Redemption Date shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the Change of Control Redemption Date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series T Preferred Stock for which a Change of Control Notice has been given.

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10.           Restrictions on Ownership and Transfer.

(a)           As used herein, the following terms shall have the following meanings:

(i)           “Prohibited Series T Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 10(c), would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Series T Preferred Stock and, if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Series T Preferred Stock that the Prohibited Owner would have so owned.

(ii)          “Series T Beneficiary” shall mean one or more beneficiaries of the Series T Trust as determined pursuant to Section 10(i), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(iii)          “Series T Excepted Holder” shall mean a holder of Series T Preferred Stock for whom a Series T Excepted Holder Limit is created by the Board pursuant to Section 10(n).

(iv)          “Series T Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 10(n) and subject to adjustment pursuant to Section 10(n), the percentage limit established by the Board pursuant to Section 10(n).

(v)          “Series T Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series T Preferred Stock or such other percentage determined by the Board in accordance with Section 10(n).

(vi)          “Series T Trust” shall mean any trust provided for in Section 10(d).

(vii)          “Series T Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Series T Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Series T Trust. Until another Series T Trustee is otherwise appointed by the Corporation, the initial Series T Trustee shall be Kaplan Voekler Cunningham & Frank, PLC.

(b)          Prior to the Restriction Termination Date but subject to Section 10(q), (i) no Person, other than a Series T Excepted Holder, shall Beneficially Own or Constructively Own shares of Series T Preferred Stock in excess of the Series T Ownership Limit and (ii) no Series T Excepted Holder shall Beneficially Own or Constructively Own shares of Series T Preferred Stock in excess of the Series T Excepted Holder Limit for such Series T Excepted Holder.

(c)          If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning shares of Series T Preferred Stock in violation of Section 10(b), (i) then that number of shares of Series T Preferred Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 10(b) (rounded up to the nearest whole share) shall be automatically transferred to a Series T Trust for the benefit of a Series T Beneficiary, as described in Section 10(d) through (i) below, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares) or (ii) if the Transfer to the Series T Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 10(b), then the Transfer of that number of shares of Series T Preferred Stock that otherwise would cause any Person to violate Section 10(b) shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

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(d)          Upon any purported Transfer or Non-Transfer Event described in Section 10(c) that would result in a Transfer of shares of Series T Preferred Stock to a Series T Trust, such shares shall be deemed to have been Transferred to the Series T Trustee as trustee of a Series T Trust for the exclusive benefit of one or more Series T Beneficiaries. Such Transfer to the Series T Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the Transfer to the Series T Trust pursuant to Section 10(c). The Series T Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Series T Owner. Each Series T Beneficiary shall be designated by the Corporation as provided in Section 10(i) below.

(e)          Shares of Series T Preferred Stock held by the Series T Trustee shall continue to be issued and outstanding shares. The Prohibited Series T Owner shall have no rights in the shares of Series T Preferred Stock held by the Series T Trustee. The Prohibited Series T Owner shall not benefit economically from ownership of any shares of Series T Preferred Stock held in trust by the Series T Trustee, shall have no rights to dividends or other Distributions on such shares and shall not possess any rights to vote or other rights attributable to such shares.

(f)          The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to shares of Series T Preferred Stock held in the Series T Trust, which rights shall be exercised for the exclusive benefit of the Series T Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that shares of Series T Preferred Stock have been Transferred to the Series T Trustee shall be paid with respect to such shares to the Series T Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Series T Trustee. Any dividends or other Distributions so paid over to the Series T Trustee shall be held in trust for the Series T Beneficiary. The Prohibited Series T Owner shall have no voting rights with respect to shares of Series T Preferred Stock held in the Series T Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Series T Trust, the Series T Trustee shall have the authority (at the Series T Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Series T Owner prior to the discovery by the Corporation that shares of Series T Preferred Stock have been Transferred to the Series T Trustee and (ii) to recast such vote in accordance with the desires of the Series T Trustee acting for the benefit of the Series T Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series T Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 10, until the Corporation has received notification that shares of Series T Preferred Stock have been Transferred into a Series T Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of holders of Series T Preferred Stock entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders of Series T Preferred Stock.

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(g)          As soon as reasonably practicable after receiving notice from the Corporation that shares of Series T Preferred Stock have been Transferred to the Series T Trust (and no later than 20 days after receiving notice in the case of shares of Series T Preferred Stock that are listed or admitted to trading on any national securities exchange), the Series T Trustee shall sell the shares held in the Series T Trust to a Person, designated by the Series T Trustee, whose ownership of the shares will not violate Section 10(b). Upon such sale, the interest of the Series T Beneficiary in the shares sold shall terminate and the Series T Trustee shall distribute the net proceeds of the sale to the Prohibited Series T Owner and to the Series T Beneficiary as provided in this Section 10(g). The Prohibited Series T Owner shall receive the lesser of (i) the price paid by the Prohibited Series T Owner for the shares or, if the Prohibited Series T Owner did not give value for the shares in connection with the event causing the shares to be held in the Series T Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Series T Trust and (ii) the sales proceeds received by the Series T Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series T Trust. The Series T Trustee may reduce the amount payable to the Prohibited Series T Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series T Owner and are owed by the Prohibited Series T Owner to the Series T Trustee pursuant to Section 10(f). Any net sales proceeds in excess of the amount payable to the Prohibited Series T Owner shall be immediately paid to the Series T Beneficiary. If, prior to the discovery by the Corporation that shares of Series T Preferred Stock have been Transferred to the Series T Trustee, such shares are sold by a Prohibited Series T Owner, then (x) such shares shall be deemed to have been sold on behalf of the Series T Trust and (y) to the extent that the Prohibited Series T Owner received an amount for such shares that exceeds the amount that such Prohibited Series T Owner was entitled to receive pursuant to this Section 10(g), such excess shall be paid to the Series T Trustee upon demand.

(h)          Shares of Series T Preferred Stock Transferred to the Series T Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Series T Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Series T Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series T Owner and are owed by the Prohibited Series T Owner to the Series T Trustee pursuant to Section 10(f). The Corporation may pay the amount of such reduction to the Series T Trustee for the benefit of the Series T Beneficiary. The Corporation shall have the right to accept such offer until the Series T Trustee has sold the shares held in the Series T Trust pursuant to Section 10(g). Upon such a sale to the Corporation, the interest of the Series T Beneficiary in the shares sold shall terminate and the Series T Trustee shall distribute the net proceeds of the sale to the Prohibited Series T Owner.

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(i)           By written notice to the Series T Trustee, the Corporation may change the Series T Beneficiary by designating one or more nonprofit organizations to be the Series T Beneficiary of the interest in the Series T Trust such that (i) shares of Series T Preferred Stock held in the Series T Trust would not violate Section 10(b) in the hands of such Series T Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections l70(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series T Trustee before the automatic transfer provided for in Section 10(c) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Series T Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Series T Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Section 10 shall be binding on each Series T Beneficiary.

(j)           If the Board or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 10(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Series T Preferred Stock in violation of Section 10(b) (whether or not such violation is intended), the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares of Series T Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfers or attempted Transfers in violation of Section 10(b) (or Non-Transfer Event that results in a violation of Section 10(b)) shall automatically result in the Transfer to the Series T Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or its designee.

(k)          Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Series T Preferred Stock that will or may violate Section 10(b), or any Person who held or would have owned shares of Series T Preferred Stock that resulted in a Transfer to the Series T Trust pursuant to Section 10(c), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's qualification as a REIT.

(l)           Subject to Section 10(q), nothing contained in this Section 10 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders in preserving the Corporation's qualification as a REIT.

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(m)          The Board shall have the power to determine the application of any provisions of this Section 10 and any definition in Section 10(a), including in the case of an ambiguity in the application of any provisions of this Section 10 or any such definition, with respect to any situation based on the facts known to it. In the event this Section 10 requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V of the Charter or this Section 10.

(n)          Subject to clause (ii) below, the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Series T Ownership Limit and establish or increase a Series T Excepted Holder Limit for such Person if (i) the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of shares of Series T Preferred Stock in excess of the Series T Ownership Limit will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code and (ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 10) will result in such shares being automatically Transferred to a Series T Trust in accordance with Section 10(d) through (i) above. Prior to granting any exception or waiver or creating any Series T Excepted Holder Limit pursuant to this Section 10(n), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Series T Excepted Holder Limit. The Board may only reduce the Series T Excepted Holder Limit for a Series T Excepted Holder (x) with the written consent of such Series T Excepted Holder at any time or (y) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series T Excepted Holder in connection with the establishment of the Series T Excepted Holder Limit for that Series T Excepted Holder. The Board may from time to time increase the Series T Ownership Limit for one or more Persons and decrease the Series T Ownership Limit for all other Persons; provided, however, that any such decreased Series T Ownership Limit will not be effective for any Person whose percentage ownership in shares of Series T Preferred Stock is in excess of the decreased Series T Ownership Limit until such time as such Person’s percentage of shares of Series T Preferred Stock equals or falls below the decreased Series T Ownership Limit, but any further acquisition of shares of Series T Preferred Stock in excess of such percentage ownership of shares will be in violation of the Series T Ownership Limit; and provided, further, that the new Series T Ownership Limit would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT.

(o)          Subject to Section 6.1.1(a)(iii) of the Charter, an underwriter, placement agent or initial purchaser in a Rule 144A transaction that participates in a public offering, private placement or other private offering of Series T Preferred Stock may Beneficially Own or Constructively Own shares of Series T Preferred Stock in excess of the Series T Ownership Limit, but only to the extent (i) necessary to facilitate such public offering, private placement or other private offering and (ii) such Beneficial Ownership or Constructive Ownership does not cause the Corporation to fail to satisfy the requirements of Section 856(a)(6) of the Code or cause a violation of Section 6.1.1(a)(iii) or (iv) of the Charter.

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(p)          Each certificate representing shares of Series T Preferred Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership or, instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(q)          Nothing in this Section 10 shall preclude the settlement of any transaction entered into through the facilities of the NYSE American or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 10 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 10.

11.           Voting Rights.

(a)           Holders of the Series T Preferred Stock shall not have any voting rights except as set forth below.

(b)           So long as any shares of Series T Preferred Stock remain outstanding, the holders of shares of Series T Preferred Stock shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series T Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series T Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series T Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series T Preferred Stock, that equally affects the terms of the Series T Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred (“Parity Voting Preferred Stock”), the holders of shares of Series T Preferred Stock and such Parity Voting Preferred Stock (voting together as a single class) shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series T Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series T Preferred Stock and such Parity Voting Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of shares of Series T Preferred Stock and such Parity Voting Preferred Stock entitled to cast two-thirds of all the votes entitled to be cast by such holders on such matter, with each holder of Series T Preferred Stock and such Parity Voting Preferred Stock entitled to one vote for each $25.00 in liquidation preference.

(c)           So long as any shares of Series T Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the holders of Series T Preferred Stock and Parity Voting Preferred Stock entitled to cast a majority of all the votes entitled to be cast by the holders of the outstanding shares of Series T Preferred Stock and Parity Voting Preferred Stock (voting together as a single class) shall be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or reclassify any authorized shares of capital stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Stock.

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(d)           Holders of shares of Series T Preferred Stock shall not be entitled to vote with respect to (i) any issuance or increase in the total number of authorized Common Shares or Preferred Shares, (ii) any issuance or increase in the number of authorized shares of Series T Preferred Stock or the creation or issuance of any other class or series of capital stock, or (iii) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (i), (ii) or (iii) of this Section 11(d) constituting Parity Preferred Stock or Junior Stock, and in the case of the creation of Parity Preferred Stock that requires such Parity Preferred Stock to vote together with the Series T Preferred Stock as a single class. Except as set forth herein, holders of Series T Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of Series T Preferred Stock shall not be required for, the taking of any corporate action regardless of the effect that such corporate action may have upon the powers, preferences, voting power or other rights or privileges of the Series T Preferred Stock.

(e)           The foregoing voting provisions of this Section 11 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series T Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant hereto and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(f)           In any matter in which the Series T Preferred Stock may vote (as expressly provided herein), each share of Series T Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

12.           Conversion. The Series T Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

13.           Dividend Coverage Requirements.

(a)           So long as any shares of Series T Preferred Stock remain outstanding, the Corporation shall maintain a Dividend Coverage Ratio of not less than 1.1:1 (the “Coverage Requirement”) as of the end of each calendar quarter. If the Corporation’s Dividend Coverage Ratio is below the Coverage Requirement as reflected in a Current Filing, on and after the date of such Current Filing the Corporation shall not issue any additional Preferred Shares other than Junior Stock, and shall not make any voluntary distributions on shares of Class A Common Stock or any other class of Junior Stock (other than distributions required to maintain status as a REIT for tax purposes) until and unless the Coverage Requirement has been met.

(b)          So long as any shares of Series T Preferred Stock remain outstanding, the Corporation shall not sell an asset if such sale would cause the Corporation to fail to meet the Coverage Requirement, with CFFO for these purposes determined on a reasonable pro forma basis to adjust for the effect of disposing of the subject property, unless such sale is reasonably necessary for the Corporation to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute, as determined by a majority of the independent directors on the Board.

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14.           Term. The Series T Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as otherwise set forth herein, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series T Preferred Stock.

15.           Status of Redeemed or Repurchased Series T Preferred Stock. All shares of Series T Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

SECOND: The shares of Series T Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Legal Officer and Secretary on this 13th day of November, 2019.

ATTEST:	BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ Michael L. Konig	By:	/s/ R. Ramin Kamfar	(SEAL)
Name: Michael L. Konig		Name: R. Ramin Kamfar
Title: Chief Legal Officer and Secretary		Title: Chief Executive Officer

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